EXHIBIT 10.1

GLOBALSANTAFE CORPORATION

Schedule of Compensation for Non-Employee Directors

(Effective October 1, 2005)

Annual Retainer	$32,000

Committee Chairman Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$9,500
Executive Committee	$6,500
Nominating and Governance Committee	$6,500

Board Chairman Annual Retainer	$300,000

Board Meeting Fee	$2,500	[1]

Committee Meeting Fee	$2,500	[1]

Special Assignment Fee (per day)	$1,000

Annual Stock Option Grant (#)	6,000	[2]

Annual Restricted Stock Grant (#)	3,000	[3]

[1]	The fee will be $2,000 if participation is by telephone.
[2]	In each year following the year of initial eligibility. Each non-employee director receives a stock option grant for the purchase of 10,000 ordinary shares in his or her year of initial eligibility. All stock options will vest 50% one year from date of grant and the remaining 50% two years from date of grant. The other terms of the stock options will be determined by the Compensation Committee, which will make the grants at its discretion on the date of adjournment of each annual general meeting of shareholders.
[3]	The terms of the restricted stock will be determined by the Compensation Committee, which will make the annual grant at its discretion on the date of adjournment of each annual general meeting of shareholders.